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                                 EXHIBIT 10.76



July 25, 1997



Sam Pirnazar
c/o TDC
P.O. Box 219
Manhattan Beach, CA 90267

Dear Sam,

This letter sets forth the terms of Trimark Holdings' agreement to purchase your options to acquire 20,000 shares of Trimark Holdings stock (out of your remaining options to purchase 52,123 shares) pursuant to the Stock Purchase and Option Agreement dated September 1, 1989. The aggregate purchase price shall be $58,200.00 Trimark Holdings confirms that the expiration date for the remaining (32,123) is September 1, 1998.

In exchange, you agree not to exercise or sell the remaining options for four months from the date of this agreement. Furthermore you agree to perform consulting services for Trimark Holdings at the rate of $40.00 per hour, subject to your availability. Such consulting services would be in the area of helping the company with cost reduction, etc.

Please sign and date below to indicate your acceptance of this agreement.

Sincerely,        Agreed To and Accepted By



                  ------------------------------
Mark Amin         Sam Pirnazar      Date



MA/jg